EXHIBIT 99.1

Trodelvy™ Significantly Extends Survival in Phase 3 ASCENT Study of Metastatic Triple-Negative Breast Cancer

Trodelvy significantly reduced the risk of death by 52 percent, with a median overall survival (OS) of 12.1 months compared to 6.7 months for standard single-agent chemotherapy

Trodelvy is the first ADC to significantly improve OS in metastatic triple-negative breast cancer (mTNBC)

sBLA for full approval to be submitted in fourth quarter 2020 under RTOR process

Company to host conference call and webcast today at 2:00 p.m. Eastern Time

MORRIS PLAINS, N.J., Sept. 19, 2020 (GLOBE NEWSWIRE) -- Immunomedics, Inc. (NASDAQ: IMMU) (“Immunomedics” or the “Company”), a leading biopharmaceutical company in the area of antibody-drug conjugates, today announced that results from the confirmatory Phase 3 ASCENT study showed that Trodelvy (sacituzumab govitecan-hziy) significantly extended overall survival (OS) and improved overall response rate (ORR) and clinical benefit rate (CBR), compared to treatment of choice (TPC) standard single-agent chemotherapy in brain metastases-negative patients with mTNBC who had previously received at least two prior therapies for metastatic disease. These results will be presented today as a late-breaking abstract (Abstract# LBA17) at the European Society for Medical Oncology (ESMO) Virtual Congress 2020.

“The randomized Phase 3 study results confirm that sacituzumab govitecan should be considered as a new standard of care in patients with third-line mTNBC,” stated Aditya Bardia, MD, MPH, Director of Precision Medicine at the Center for Breast Cancer, Mass General Cancer Center and Assistant Professor of Medicine at Harvard Medical School, who will give an oral presentation of the study at the ESMO Congress. “We wish to express our gratitude to the patients and their caregivers for their valuable contribution, as well as the dedicated clinical trial investigators and their devoted team members for making the ASCENT trial possible. Ongoing studies are evaluating sacituzumab govitecan in earlier lines of therapy, including the neoadjuvant and adjuvant settings, in combination with other targeted agents, and in patients with hormone receptor-positive, human epidermal growth factor 2-negative metastatic breast cancer, which will help accelerate our efforts to further improve outcomes for patients with breast cancer.”

Despite having received a median of four prior anticancer regimens, patients treated with Trodelvy in the ASCENT study showed a statistically significant and clinically meaningful improvement in OS with a median of 12.1 months (95% confidence interval (CI), 10.7-14.0) versus 6.7 months (95% CI, 5.8-7.7) for chemotherapy, with a hazard ratio of 0.48 (95% CI, 0.38-0.59; p<0.0001). Trodelvy also demonstrated a statistically significant improvement in ORR (35%) and CBR (45%) compared to chemotherapy (5% and 9%, respectively). Ten complete responses were observed (4%) in the Trodelvy arm compared with two (1%) in the control group. As of data cutoff on March 11, 2020, 15 patients continued to receive Trodelvy treatment while no patient remained on study in the TPC control arm.

“We believe these remarkable results should facilitate the establishment of Trodelvy as a new standard of care in patients with third-line mTNBC,” said Dr. Loretta M. Itri, Chief Medical Officer of Immunomedics. “We are working very collaboratively with FDA under the RTOR program to submit a supplemental Biologics License Application to have Trodelvy’s label expanded to include these confirmatory new data. Additionally, we plan to submit a Marketing Authorization Application to the European Medicines Agency in the first half of 2021 in order to make this important new treatment available to mTNBC patients in Europe.”

Trodelvy was well tolerated by patients in the ASCENT study, with a manageable safety profile consistent with the U.S. Food and Drug Administration (FDA)-approved label; no new safety signals were observed in the ASCENT study. Adverse events leading to treatment discontinuation were low and similar (Trodelvy 4.7% vs TPC 5.4%) in both arms of the study.

“We are delighted to witness the clinically meaningful survival benefit Trodelvy is bringing to mTNBC patients. These outstanding results have inspired us to fully demonstrate the potential of this valuable new treatment to improve the outlook of cancer patients worldwide,” commented Dr. Behzad Aghazadeh, Executive Chairman of Immunomedics.

Trodelvy was approved as a third-line treatment for adult patients with mTNBC under the FDA’s Accelerated Approval Program and carries a black box warning for severe neutropenia and severe diarrhea. The most common adverse reactions occurring in 25 or more percent of patients included nausea, neutropenia, diarrhea, fatigue, anemia, vomiting, alopecia, constipation, decreased appetite, rash and abdominal pain. The most common Grade 3 or 4 adverse events occurring in more than 5 percent of patients were neutropenia, white blood cell count decreased, anemia, hypophosphatemia, diarrhea, fatigue, nausea and vomiting. Two percent of patients discontinued treatment due to adverse events. There were no deaths related to treatment and no severe cases of neuropathy or interstitial lung disease.1

Conference Call

The Company will host a conference call and live audio webcast with key opinion leaders today at 2:00 p.m. Eastern Time to discuss the ASCENT results and provide a corporate update. To access the conference call supported with slides, please dial (877) 303-2523 or (253) 237-1755 using the Conference ID 1871157. The conference call with supporting slides will be webcast via the Investors page on the Company’s website at https://immunomedics.com/investors/. Approximately two hours following the live event, a webcast replay of the conference call will be available on the Company’s website for approximately 30 days.

About Triple-Negative Breast Cancer (TNBC)

TNBC is an aggressive type of breast cancer, accounting for up to 20 percent of all breast cancers. The disease is diagnosed more frequently in younger and premenopausal women and is highly prevalent in African American and Hispanic women. TNBC cells do not have estrogen or progesterone hormone receptors, or very much of the human epidermal growth factor receptor 2 – hence the term triple negative. This means that medicines that target these receptors are not typically effective in TNBC. There is currently no approved standard of care for people with previously-treated mTNBC.

About ASCENT

The international, open-label confirmatory Phase 3 study enrolled more than 500 patients with metastatic triple-negative breast cancer who had received at least two prior therapies for metastatic disease. Patients were randomized to receive either Trodelvy or a physician’s choice of chemotherapy. The primary endpoint of the study was progression-free survival. Secondary endpoints include overall survival, objective response rate, duration of response, time to onset of response, and other measures of safety and tolerability. More information about ASCENT is available at http://clinicaltrials.gov/show/NCT02574455.

About TRODELVY

Trodelvy (sacituzumab govitecan-hziy) is the lead product and the most advanced program in Immunomedics’ unique antibody-drug conjugate (ADC) platform. Trodelvy is an ADC that is directed against Trop-2, a cell-surface protein expressed in many solid cancers. Trodelvy binds to Trop-2 and delivers the anti-cancer drug, SN-38, to kill cancer cells. Immunomedics has an extensive development program for Trodelvy, including multiple ongoing studies in triple-negative breast cancer, metastatic urothelial cancer, hormone receptor-positive/human epidermal growth factor receptor 2-negative metastatic breast cancer, and metastatic non-small cell lung cancer, either as a monotherapy or in combination with other agents. Visit https://www.trodelvy.com/ for more information.

About Immunomedics

Immunomedics is a leader in next-generation antibody-drug conjugate (ADC) technology, committed to help transform the lives of people with hard-to-treat cancers. Our proprietary ADC platform centers on using a novel linker that does not require an enzyme to release the payload to deliver an active drug inside the tumor cell and the tumor microenvironment, thereby producing a bystander effect. Trodelvy, our lead ADC, is the first ADC the FDA has approved for the treatment of people with metastatic triple-negative breast cancer and is also the first FDA-approved anti-Trop-2 ADC. For additional information on the Company, please visit its website at https://immunomedics.com/. The information on its website does not, however, form a part of this press release.

Cautionary note regarding forward-looking statements

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding expectations for achieving full FDA approval based on our confirmatory data for TRODELVY and the Company’s development of TRODELVY for additional indications, clinical trials (including the funding therefor, anticipated patient enrollment, trial outcomes, timing or associated costs), regulatory applications and related timelines, including the filing and approval timelines for BLAs and BLA supplements, out-licensing arrangements, forecasts of future operating results, potential collaborations, capital raising activities, and the timing for bringing any product candidate to market, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, the Company’s reliance on third-party relationships and outsourcing arrangements (for example in connection with manufacturing, logistics and distribution, and sales and marketing) over which it may not always have full control, including the failure of third parties on which the Company is dependent to meet the Company’s business and operational needs for investigational or commercial products and, or to comply with the Company’s agreements or laws and regulations that impact the Company’s business; the Company’s ability to meet post-approval compliance obligations (on topics including but not limited to product quality, product distribution and supply chain requirements, and promotional and marketing compliance); imposition of significant post-approval regulatory requirements on our products, including a requirement for a post-approval confirmatory clinical study, or failure to maintain or obtain full regulatory approval for the Company’s products, if received, due to a failure to satisfy post-approval regulatory requirements, such as the submission of sufficient data from a confirmatory clinical study; the uncertainties inherent in research and development; safety and efficacy concerns related to the Company’s products and product candidates; uncertainties in the rate and degree of market acceptance of products and product candidates, if approved; inability to create an effective direct sales and marketing infrastructure or to partner with third parties that offer such an infrastructure for distribution of the Company’s products and product candidates, if approved; inaccuracies in the Company’s estimates of the size of the potential markets for the Company’s products and product candidates or limitations by regulators on the proposed treatment population for the Company’s products and product candidates; decisions by regulatory authorities regarding labeling and other matters that could affect the availability or commercial potential of the Company’s products and product candidates; the Company’s dependence on business collaborations or availability of required financing from capital markets, or other sources on acceptable terms, if at all, in order to further develop our products and finance our operations; new product development (including clinical trials outcome and regulatory requirements/actions); the risk that we or any of our collaborators may be unable to secure regulatory approval of and market our drug candidates; risks relating to the COVID-19 pandemic in the U.S. and around the world; risks associated with litigation to which the Company is or may become a party, including the cost and potential reputational damage resulting from such litigation; loss of key personnel; competitive risks to marketed products; and the Company’s ability to repay its outstanding indebtedness, if and when required, as well as the risks discussed in the Company’s filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Reference

1.  TRODELVY Prescribing Information. Morris Plains, NJ: Immunomedics Inc, 2020.

For More Information:

Dr. Chau Cheng
(862) 260-3727
ccheng@immunomedics.com

For Media Inquiries:

Darren Opland, Ph.D.
(646) 627-8387
Darren@lifescipublicrelations.com